UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 21, 2019
COMSTOCK MINING INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)
1200 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (775) 847-5272

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2019, Comstock Mining Inc. (the “Company”) entered into a Third Purchase Agreement Amendment (the “Amendment”) of the Company’s previously announced Membership Interest Purchase Agreement with Tonogold Resources, Inc. (“Tonogold”).

Pursuant to the Amendment, Tonogold was permitted to delay closing to as late as July 26, 2019, by delivering one of the following forms of consideration by June 28, 2019: (a) a non-refundable cash deposit of $1,000,000 applicable to the total purchase price of $15,000,000 (the “Purchase Price”); or (b) a non-refundable deposit of $750,000 in cash applicable to the Purchase Price, plus an extension fee in shares of Series E Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock of Tonogold (the “Shares”) with a stated value of $250,000 that is not applicable to the Purchase Price; or (c) a non-refundable deposit of $500,000 in cash, plus an extension fee of Shares with a stated value of $500,000 that is not applicable to the Purchase Price. Pursuant to Amendment, Tonogold delivered a non-refundable cash deposit of $600,000 on June 24, 2019.

If the closing does not occur on or prior to July 26, 2019, Tonogold may further delay closing until August 30, 2019, by delivering one of the following forms of consideration by July 26, 2019: (a) a non-refundable deposit of $1,000,000 in cash, applicable to the Purchase Price or (b) delivering a non-refundable deposit of $500,000 in cash, applicable to the Purchase Price, plus an extension fee in Shares with a stated value of $500,000 that is not applicable to the Purchase Price.

Tonogold is required to include with each additional deposit, whether or not accompanied by an extension payment in Shares, the additional cost of interest incurred by the Company and certain enumerated operating expenses.

The Shares shall have substantially identical terms as Tonogold’s Series D Convertible Junior Participating Non-Cumulative Perpetual Preferred Stock, except that the Shares shall have a conversion price that is the lowest of (i) $0.10 per share, (ii) the 20-day volume weighted closing price of Tonogold common shares immediately prior to conversion, or (iii) Tonogold’s initial public offering price per common share.

The foregoing summary of the terms of the Amendment is not intended to be exhaustive and is qualified in its entirety by the terms of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

A copy of the press release announcing the transactions contemplated by the Amendment is attached as Exhibit 99.1 to this Form 8-K.

Item 3.01 Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing or Notice of Delisting.

On June 24, 2019, the Company received notification (the “Listing Standard Letter”) from the NYSE American LLC that the Company’s securities have been selling at or below $0.20 per share since May 20, 2019, and, pursuant to Section 1003(f)(v) the Company’s continued listing is predicated on demonstrating sustained price improvement or effecting a reverse stock split within the next six months, that is, no later than December 24, 2019. The Company is required to stay in contact with the NYSE American LLC and discuss any new developments, regarding progress on its strategy, plans for implementing a reverse split or otherwise.

The Company currently meets all other listing requirements and its common stock will continue to be listed on the NYSE American LLC while it attempts to regain compliance with the listing standard noted, subject to the Company’s ongoing compliance with other continued listing requirements. The Company’s common stock will continue to trade under the symbol “LODE,” but will have an added designation of “.BC” to indicate that the Company is below compliance with this NYSE American LLC’s listing standard.

The NYSE American LLC notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

10.1	Third Purchase Agreement Amendment
99.1	Press release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK MINING INC.
Date: June 27, 2019	By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis Title: Executive Chairman, President and Chief Executive Officer